Exhibit 10.3
FIRST AMENDMENT

TO

KAMAN INDUSTRIAL TECHNOLOGIES CORPORATION

CHANGE IN CONTROL AGREEMENT

THIS FIRST AMENDMENT is dated November 9, 2011, between Kaman Industrial Technologies Corporation, a Connecticut corporation (the “Company”), and Steven J. Smidler (the “Executive”) (this “Amendment”).

WHEREAS, the Executive and the Company are parties to a Change in Control Agreement effective as of September 1, 2010 (the “Agreement”);

WHEREAS, the parties desire to correct certain unintended omissions to the terms of the Agreement, subject to the provisions of this Amendment;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   Severance Payments.  Section 5.1 of the Agreement is amended by the addition of  a new subsection (i) as follows:

(i)
The Company (i) shall establish an irrevocable grantor trust holding an amount of assets sufficient to pay all remaining premiums (which trust shall be required to pay such premiums), under any insurance policy maintained by the Company insuring the life of the Executive that is in effect and (ii) shall transfer to the Executive any and all rights and incidents of ownership in such arrangements at no cost to the Executive. Notwithstanding the foregoing, in no event shall the Company establish or fund any such rabbi trust in a manner or on terms that would result in the imposition of any tax, penalty or interest under Section 409A(b)(1) of the Code and in no event shall the Company be obligated to, nor shall it, fund any such rabbi trust "in connection with a change in the employer's financial health" within the meaning of Section 409A(b)(2) of the Code.  In the event that one or more premiums become due and payable during the six-month period beginning on the Executive’s employment termination, the Company shall timely notify the Executive so that any such premium payment can be made by the Executive directly to the insurance carrier.  At the end of such six-month period, the Company shall reimburse the Executive for all such premiums paid by the Executive, with interest at the applicable federal rate under Section 1274 of the Code, determined as of the Date of Termination.

2.   Effective Date. This Amendment is effective as of the hereof.

3.           Capitalized Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

4.           Full Force and Effect. As expressly modified by the terms of this Amendment, the provisions of the Agreement shall continue in full force and effect.

5.           Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

6.           Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Connecticut without regard to its conflicts of law principles.

In Witness Whereof, the Company and the Executive have executed this Amendment as of the date first written above.

Kaman Industrial Technologies Corporation

/s/ William C. Denninger
By:	William C. Denninger
Its:	Vice President and Treasurer

/s/ Steven J. Smidler
Steven J. Smidler

Nov 9, 2011
Date